SDI SECURITY DEVICES INTERNATIONAL INC.

November 28, 2011

PRIVATE AND CONFIDENTIAL

Mr. Gregory Sullivan

Re: Employment Contract

Dear Gregory:

This letter will confirm the terms and conditions upon which you have agreed to assume the position of President and CEO of Security Devices International (the "**Company**") as of January 1, 2012. Once signed by you, this letter and its enclosures will become a binding employment contract between you and the Company.

1. **Start Date and Position:** This contract will take effect as of January 1, 2012, for your position as President and CEO of Security Devices International. The contract will be in effect for 60 months, ending December 31, 2016. The contract will be reviewed 6 months prior to December 31, 2016 to either be renewed or terminated at that time.

2. **Term:** Subject to section 17 (Termination) below, your employment will be on a continuing basis with the ability to renegotiate this contract at any time with the SDI Board of Directors.

3. **Base Salary:** Your (gross) monthly base salary will become $12,000, which will be payable through direct deposit or cheque. Subject to section 6 ("Milestones/Incentives), your monthly salary will increase by 5% annually on each August 1 during the term of this employment contract, unless a milestone is reached in which case your salary will increase in relation to the milestone.

4. **Stock Options:** Subject to approval by relevant regulatory bodies and pursuant to applicable securities legislation, you will receive options to purchase shares at the Board's discretion.

5. **Milestones/Incentives:** In the event that the Company achieves the milestones described in the table appended to this employment contract as Schedule "A" during the term of this employment contract and while you are actively employed, you will be entitled to receive the corresponding bonus payments, increases to

your salary and car allowance, improvements to your benefits coverage, and additional stock options described therein.

6. **Car Allowance:** You will receive a monthly car allowance of $600 to help defray the costs of operating a vehicle for business purposes, which may increase if milestones are achieved.

7. **Benefits:** The Company will enrol you in a **premium** benefits package that will include health, dental, travel and life insurance coverage.

8. **Vacation:** You will be entitled to 25 days of vacation each calendar year, to be taken at times approved by the Company and in accordance with the Company's vacation policy and practices. The vacation entitlement will increase at a rate of 2 days per year.

9. **Expenses:** The Company will pay for or reimburse you for all reasonable travel, entertainment and other expenses incurred by you on behalf of the Company in the course of your performance of your duties, in accordance with the standard practices of the Company.

10. **Restrictions on Employment:** You represent to the Company that you are under no restrictions or prohibitions, including any owed to another employer, that prevent you from lawfully fulfilling your duties and responsibilities under this employment contract.

11. **Ability to Work in Canada:** Your ongoing employment shall remain conditional upon you being able to lawfully work in Canada, failing which you agree that the Company may terminate your employment without notice or pay in lieu thereof.

12. **Conflicts of Interest/Outside Activities**: You shall not, without the Company's prior written consent, be employed, engaged, or connected, in any capacity, with the promotion, undertaking or carrying on of any business that is, or that may be, contrary in interest to or in competition with the Company. You shall not use any of the Company's property or resources except as is required in the performance of your employment duties.

13. **Confidentiality**: Except as required in the performance of your employment duties, you shall not at any time, during or after, your employment, use or disclose any of the Company's information that is of a secret, proprietary, confidential, non-public, or generally undisclosed nature regarding its products, marketing methods and strategies, methods of conducting and obtaining business, business plans, financial information, personnel records, and internal corporate policies and procedures (collectively the "Confidential Information").

You acknowledge and agree that any unauthorized use or disclosure of any Confidential Information will justify the termination of your employment without notice or pay in lieu of notice.

14. **Work Product:** You agree that all documents, computer files, and data that you develop or create in the course of your employment with the Company, including but not limited to training materials, spreadsheets, reports, presentations and journals (collectively the "**Work Product**"), are the exclusive property of the Company, and you waive any rights that you might otherwise have in them.

15. **Intellectual Property:** You agree that all inventions and other intellectual property, whether or not patented or patentable, trade secrets or works in which copyright may exist, including but not limited to, training and marketing materials (collectively the "Intellectual Property"), that you develop or create while employed with the Company, or as a result of your employment with the Company, are the exclusive property of the Company and its successors and assigns. You agree to assist the Company, without charge, with any steps to apply for, record, register or enforce rights in such Intellectual Property while employed, and to do so after ceasing employment without payment other than expenses. You irrevocably waive in favour of the Company and its successors and assigns any "moral rights", including without limitation, rights to control use or attribution by the Company of any work created by you in which copyright exists.

16. **Termination:** Despite the fixed-term nature of your employment specified in section 2 above, your employment may be terminated before the End Date in the following manner and circumstances:

    (a) by mutual consent;

    (b) by you, by giving the Company at least 3 weeks written notice, which, subject to any statutory requirements to the contrary, the Company may waive in whole or in part, in which case your salary, benefits, and any other forms of compensation will cease on the day that the Company waived such notice;

    (c) by the Company, without any notice or pay in lieu of notice, if you breach this employment agreement or the Company otherwise has just cause to terminate your employment; or,

    (d) if you have not breached this employment contract or the Company does not have just cause to end your employment, by the Company upon providing you with two-and-a-half times your then salary and by continuing your then benefits coverage for a period of two-and-a-half years.

You shall not be entitled to any additional amounts because of the termination of your employment unless this employment contract clearly says so.

17. **Change of Control:** In the event that your employment is terminated without cause within 30 days/months of any actual change of ownership or control of the Company brought about by any sale, lease, merger or transfer, then you shall receive a lump sum payment representing two times your then annual salary instead of the termination payment described immediately above in section 17(d). This lump sum payment will be payable to you within 45 days of the change in control, or if that is not feasible, within 45 days of your termination date.

18. **Return of Company Property:** At the end of your employment, or at any other time upon the Company's request, you shall immediately return all Business Tools, documents, computer files, data, or other property belonging to the Company, including any Work Product.

19. **Survivability:** For greater certainty, your obligations under sections 14 (confidentiality), 15 (work product), 16 (intellectual property), 19 (return of Company property) shall survive the termination of this employment contract and your employment with the Company, however occasioned.

20. **Statutory Deductions, etc.:** All compensation, benefits, and payments provided for in this employment contract shall be subject to normal and applicable statutory deductions and withholding.

21. **Currency:** You may elect to receive any of the monies to which you are entitled pursuant to this employment contract in either Canadian or American currency giving the equivalent to the base salary detailed in Section 3.

22. **Governing Law:** This employment contract shall be governed by and construed in accordance with the laws of the Province of Ontario.

23. **Independent Legal Advice:** You acknowledge that you have read, understand and agree with all of the provisions of this employment contract, and you acknowledge that you have had sufficient opportunity to obtain independent legal advice about it.

24. **Non-Disclosure:** Although you are free to discuss the terms and conditions of this employment contract with your spouse and professional advisors on the condition that they maintain confidentiality (except as required by law), you agree not to discuss your compensation with any current (or former) employees of the Company, unless doing so is necessary for administrative purposes or to carry out your job duties.

25. **Assignment:** You may not assign any of your rights or delegate any of your duties under this employment contract. However, the Company may assign any or all of its rights under this employment contract to any subsequent owner of the Company's business, who will have the right to enforce this employment contract to the same extent as the Company.

26. **Modification:** Any modification to this employment contract must be in writing and signed by a senior leader of the Company.

27. **Entire Agreement:** This letter and its enclosures constitute the entire agreement between you and the Company regarding the matters described herein and therein. Any and all previous agreements or representations, written or oral, express or implied, relating to such matters are terminated, cancelled or withdrawn.

Assuming that the foregoing accurately and comprehensively describes the terms and conditions upon which we have agreed, I would ask that you indicate your agreement and acceptance of its terms and conditions by signing and returning one copy to the SDI by no later than 5:00 p.m. on December 15,2011.

Yours very truly,

Security Devices International Inc.

Dean Thrasher

COO

I have read, understand, and agree with the foregoing and all of the enclosures. I accept employment on the terms and conditions described above and in the enclosures hereto.

X

Gregory Sullivan

Nov. 28, 2011

Date

SCHEDULE "A" – MILESTONES/INCENTIVES

Gross Revenue Milestone	Bonus[1]	Monthly Car Allowance Increased to…	Benefits Package	Quantity of Additional SDI Stock Options
$4,000,000	$5,000	unchanged	unchanged	Boards Discretion
$8,000,000	$10,000	unchanged	unchanged	same
$12,000,000	$15,000	unchanged	unchanged	same
$20,000,000	$20,000	unchanged	unchanged	same

[1] Payable in December of the year in which the milestone revenues are reached.